                                                                       EXHIBIT 4




                             SHAREHOLDERS AGREEMENT


                  SHAREHOLDERS AGREEMENT dated as of December 20, 1996 among:

                  A. ROBERT B. WHITNEY, STEVEN A. MARTELLO, JOHN T. RUOCCO, MICHAEL A. SYLVESTER and JOSEPH M. LIVELY (each, an
         "Existing Shareholder" and, collectively, the "Existing Shareholders");

                  B. AMERICAN INTERNATIONAL INSURANCE COMPANY, a New York corporation (the "Investor"); and

                  C. ALCOHOL SENSORS INTERNATIONAL, LTD., a New York corporation (the "Company").

                                    RECITALS:

                  1. Pursuant to the Purchase Agreement (as defined below), the Investor has agreed to purchase from the Company, and the Company has agreed to issue and sell to the Investor, shares of the Company's Series A Cumulative Non-redeemable Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"), and certain warrants of the Company (the "Warrants") exercisable into shares of the Company's Common Stock, par value $0.001 per share (the "Common Stock"), all in accordance with the terms and conditions of the Purchase Agreement.

                  2. As of the Effective Date (as defined below), each of the Existing Shareholders owns the number of shares of Common Stock and the number of options exercisable for Common Stock, respectively, specified with respect to such individual on Schedule I attached hereto, and such shares, as of the Effective Date, represent the percentage ownership of all of the Capital Stock of the Company on a fully diluted basis (assuming, for this purpose only, that all Capital Stock of the Company that is convertible or exercisable into or exchangeable for Common Stock has been so converted, exercised or exchanged in full) as specified with respect to such individual on Schedule I.

                  3. It is a condition precedent to the consummation of the transactions under the Purchase Agreement that the parties hereto enter into this Agreement.

                  4. The parties hereto desire to set forth their mutual agreements and understandings with respect to, among other things, certain of their respective rights, duties and obligations and certain transactions and arrangements in respect of the Company, the Capital Stock of the Company and related matters.

                  NOW, THEREFORE, the parties hereto, intending legally to be bound, hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  1.1 DEFINED TERMS AND INTERPRETATION. (a) As used in this Agreement, the following terms shall have the following meanings:

                           "Affiliate":  of any specified Person means any other
Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

                           "Agreement":  this Shareholders Agreement, together
with all Schedules and Exhibits hereto, as the same may be amended, supplemented or modified in accordance with the terms hereof from time to time.

                           "Capital Stock":  any and all shares, interests,
participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all rights, warrants or options to purchase any of the foregoing.

                           "Confidential Material":  confidential records and
information, including, but not limited to, development, marketing, purchasing, organizational, strategic, financial, managerial, administrative, manufacturing, production, distribution and sales information, data, specifications and processes presently owned or at any time hereafter developed by the Company, any of its Subsidiaries or their respective officers, employees, agents, consultants or Affiliates or used presently or at any time hereafter in the course of the business of the Company or any of its Subsidiaries, that are not otherwise part of the public domain.

                           "Control":  (including, with correlative meanings,
the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                           "Effective Date":  the date of this Agreement.

                           "Exempt Transfer":  with respect to each Existing
Shareholder, a direct or indirect Transfer of Common Stock to another Existing Shareholder, provided that prior to each such Transfer the Company and each Shareholder not a party to such proposed Transfer shall have received in writing the information required in a Transfer Notice with respect to such Transfer from the proposed transferor.



                           "GAAP":  generally accepted accounting principles in
the United States of America in effect from time to time.

                           "Governmental Authority":  any nation or government,
any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any other regulatory authority.

                           "Investor Holder":  the Investor and each Person that
has purchased or otherwise acquired shares of Series A Preferred Stock from the Investor or another Investor Holder.

                           "Involuntary Transfer":  a Transfer or proposed
Transfer by an Existing Shareholder by reason of (i) death, (ii) long-term disability or (iii) termination of employment with the Company by the Company.

                           "Person":  any individual, company, corporation,
partnership, limited liability company, trust, division, Governmental Authority or other entity.

                           "Public Transfer":  a public Transfer by an Existing
Shareholder of Capital Stock of the Company pursuant to Rule 144, as amended, under the Securities Act or an effective registration statement relating to such Capital Stock.

                           "Purchase Agreement":  the Convertible Preferred
Stock and Warrant Purchase Agreement dated as of December 20, 1996 between the Investor and the Company.

                           "Registration Rights Agreement":  the Registration
Rights Agreement dated as of the date hereof between the Investor and the Company.

                           "Related Documents":  the Purchase Agreement and any
and all instruments, documents or agreements referred to therein or related thereto, including, without limitation, the Warrant Certificate (as such term is defined in the Purchase Agreement) and the Registration Rights Agreement.

                           "Related Transferee":  as to any Existing
Shareholder, a Transferee that (i) has purchased or otherwise acquired shares of Capital Stock of the Company from such Existing Shareholder and (ii) is a spouse, parent, sibling, child, stepchild or grandchild of such Existing Shareholder or a trust which is for the benefit of such a Person or Persons, or is an Affiliate of such Existing Shareholder.

                           "Requirement of Law":  as to any Person, the articles
or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, treaty, rule or regulation, order or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property, or to which such Person or any of its property is subject.



                           "Securities Act":  the Securities Act of 1933, as
amended.

                           "Shareholder":  each of the following Persons: each
of the Existing Shareholders, the Investor and each other Person that becomes a party to this Agreement from time to time pursuant to Section 3.1(b) hereof.

                           "Stock Option Issuance":  the issuance by the Company
to employees, directors or consultants pursuant to the Company's 1996 Stock Option Plan or another similar plan hereafter approved by the Board of Directors of the Company, of (A) options to acquire Common Stock not to exceed (x) 300,000 shares of Common Stock in the aggregate in any fiscal year of the Company and
(y) 600,000 shares of Common Stock in the aggregate and (B) Common Stock upon the exercise of such options. The number of shares of Common Stock specified in this definition shall be adjusted for stock splits, stock dividends, stock combinations, recapitalizations and like occurrences.

                           "Subsidiary":  as to any Person, any entity (whether
now existing or hereafter formed or acquired) of which shares of each class of Capital Stock having ordinary voting power (other than Capital Stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. The Company's Subsidiaries shall include, without limitation, Alcohol Sensors Europe, plc, a British Company.

                           "Transfer":  with respect to any Capital Stock, (a)
any sale, assignment or transfer of such Capital Stock or any right or interest therein; (b) any pledge or hypothecation of such Capital Stock or any interest therein; (c) any grant, sale or other transfer of securities convertible or exchangeable into or exercisable for or other options, warrants or rights to acquire such Capital Stock or any interest therein; and (d) any other direct or indirect transfer of such Capital Stock or any interest therein.

                           "Transfer Notice":   as defined in Section 3.2(a).

                           "Transferee":  as defined in Section 3.1(b) hereof.

                  (b) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, Section, schedule and exhibit references are to this Agreement unless otherwise specified.

                  (c) The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.





                                   ARTICLE II

                      VOTING AGREEMENT AND RELATED MATTERS


                  1   DESIGNEE TO THE BOARD OF DIRECTORS. (a) As specified in
the Company's Certificate of Incorporation, as amended from time to time (the "Certificate of Incorporation"), a copy of which is attached hereto as Exhibit A, so long as at least 250,000 shares of Series A Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and like occurrences), the holders of the Series A Preferred Stock, voting separately as a class, shall have the special and exclusive right to elect one director to the Board of Directors of the Company in accordance with the terms and conditions set forth in the Certificate of Incorporation. The Company agrees that it shall take all actions reasonably requested from time to time by the holders of record of shares representing at least 51% of the voting power of the Series A Preferred Stock then outstanding (the "Majority Holders") in order to give full force and effect to and to carry out the full intent of this paragraph (a) and Article Fourth, Section 7 of the Certificate of Incorporation. The Shareholders agree to vote their shares of Capital Stock of the Company in order to give full force and effect to and to carry out the full intent of this paragraph (a) and Article Fourth, Section 7 of the Certificate of Incorporation.

                  (b) If, at any time, less than 250,000 shares of Series A Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and like occurrences), but the Investor then holds in excess of 166,666 shares of Common Stock (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and like occurrences), then the Investor shall have the special and exclusive right to designate one director to the Board of Directors of the Company. The director to be designated pursuant to this paragraph (b) may be removed with or without cause by the Investor at any time. If the director designated by the Investor pursuant to this paragraph (b) ceases to or is unable to continue in that capacity, the Investor shall nominate a replacement director for election to the Board of Directors of the Company. The Company agrees, for the purposes of this paragraph (b), that it shall (w) nominate the Investor's designee to the Board of Directors of the Company at each applicable meeting held to elect members to the Board of Directors of the Company from time to time, (x) take all actions to remove such director if requested by the Investor, (y) take all actions to cause the Investor's nominee as a replacement director, if any, to be elected from time to time and (z) take all other actions reasonably requested from time to time by the Investor in order to give full force and effect to and to carry out the full intent of this paragraph (b). The Shareholders agree, for the purposes of this paragraph (b), to vote their shares of Capital Stock of the Company in order to (i) elect the Investor's designee to the Board of Directors of the Company from time to time, (ii) oppose any and all attempts to remove such director without the consent of the Investor, (iii) remove such director if requested by the Investor and (iv) otherwise give full force and effect to and to carry out the full intent of this paragraph (b).

                  2   REIMBURSEMENT OF EXPENSES. The Company shall promptly
reimburse the reasonable expenses (including, without limitation, reasonable travel expenses) of any director elected to the Board of Directors of the Company pursuant to Section 2.1 hereof related to (x) attending meetings of (i) the Board of Directors of the Company or any of its Subsidiaries of which such director is also a director and (ii) any committee of the Board of Directors of the Company or any such Subsidiary of which such director is a member and (y) the performance of his or her duties as a director of the Company or any such Subsidiary or as a committee member of the Board of Directors of the Company or any such Subsidiary, to the extent not accounted for in clause (x) above.

                  3   NUMBER OF DIRECTORS. Each of the parties hereto agrees
that it shall not permit any increase in the number of directors on the Board of Directors of the Company beyond such number of directors at the Effective Date (after accounting for the director to be designated by the holders of Series A Preferred Stock on the Effective Date pursuant to Section 2.1 hereof and the Certificate of Incorporation), unless the prior written consent of the Investor is obtained prior thereto, which consent shall not be unreasonably withheld or delayed.


                                   ARTICLE III

                    AGREEMENTS RELATING TO THE CAPITAL STOCK
                        OF THE COMPANY AND OTHER MATTERS

                  1   TRANSFER OF CAPITAL STOCK. (a) For the period beginning on the Effective Date and ending on the date that is two years thereafter (the "Restricted Period"), the Existing Shareholders severally agree with the Company, the Investor and with each other Shareholder that they will not, directly or indirectly, Transfer any Capital Stock of the Company (or any interest therein), now or hereafter at any time owned by them, except that each Existing Shareholder may Transfer, upon written notice to the Company, the Investor and each other Shareholder, in accordance with applicable law: (i) any Common Stock of the Company pursuant to an Involuntary Transfer; (ii) any Common Stock of the Company for estate planning purposes to such Existing Shareholder's spouse, parents, siblings, children, stepchildren or grandchildren or to a trust which is for the benefit of such Existing Shareholder or such Existing Shareholder's spouse, parents, siblings, children, stepchildren or grandchildren; (iii) during the period from (and including) the Effective Date through (but excluding) the date that is one year thereafter (the "Initial Period"), any Common Stock which does not exceed five percent (5%) of all of the Common Stock held by such Existing Shareholder on the Effective Date; and (iv) during the period from (and including) the last day of the Initial Period through (and including) the last day of the Restricted Period, any Common Stock which does not exceed fifteen percent (15%) of all of the Common Stock held by such Existing Shareholder on the Effective Date; provided, however, that, in connection with any Transfer permitted under this Section 3.1(a), prior to such Transfer, such Existing Shareholder shall comply with Section 3.1(b) hereof.

                  (b) Any Transfer of Capital Stock of the Company by any Existing Shareholder during the Restricted Period or at any time thereafter to a Related Transferee shall not relieve the transferor of its obligations hereunder and shall only be valid if the Person to whom such Capital Stock is Transferred (a "Transferee"), prior to the Transfer, agrees in writing to be bound by the terms of this Agreement as and to the same extent that the transferor was bound by this Agreement immediately prior to such Transfer. Any such Transferee that agrees to be bound by the terms of this Agreement as provided in this paragraph (b) shall be deemed, upon execution and delivery of such agreement, to be a Shareholder hereunder. Each such Transferee shall be entitled to all of the rights under this Agreement to which the transferor was entitled immediately prior to such Transfer. Any purported Transfer without obtaining this agreement by the Transferee shall be deemed void and of no further effect and shall be governed by the provisions of paragraph (c) below. The provisions of this paragraph (b) shall not apply in connection with a Public Transfer by an Existing Shareholder.

                  (c) In the event a Transfer of any Capital Stock of the Company has taken place or remains in place in violation of the provisions of this Article III, such Transfer shall be void and of no effect, and no dividend of any kind whatsoever nor any distribution pursuant to liquidation or otherwise shall be paid by the Company or the related Shareholder to the Transferee in respect of such Capital Stock (all such dividends and distributions being deemed waived), and any voting rights of such Capital Stock on any matter whatsoever shall remain vested in the transferor.

                  (d) The provisions of this Section 3.1 shall be in addition to, and shall not in any way limit the application of, any other provision of this Agreement.

                  2   TAG-ALONG RIGHTS. (a) If, at any time, any Existing
Shareholder and/or a Related Transferee or Related Transferees of such Existing Shareholder (a "Section 3.2 Transferor") desires to Transfer any of its Common Stock in an amount in excess of fifteen percent (15%) of all of the Common Stock held by such Existing Shareholder on the Effective Date in one transaction or a series of transactions to any Person or Persons (a "Section 3.2 Transferee"), except pursuant to an Exempt Transfer or a Public Transfer, prior to any such Transfer, such Section 3.2 Transferor shall promptly (and in any event at least 20 business days prior to the closing date thereof), provide each Investor Holder (each, a "Prospective Participating Shareholder") with written notice of the proposed Transfer (the "Transfer Notice") containing the following:

                  (i)      the name and address of the proposed Section 3.2
         Transferee;

                  (ii) the number of shares of Common Stock to be Transferred by such Section 3.2 Transferor; and

                  (iii) the purchase price and other terms and conditions of payment and the closing date for the proposed Transfer (including, when available, a copy of any purchase agreement related thereto).

                  (b) If any of such Prospective Participating Shareholders (each, a "Participating Shareholder") wishes to participate in such Transfer, each such Participating Shareholder may notify the Section 3.2 Transferor by written notice (the "Tag-Along Notice") on or before the expiration of 15 business days following receipt of the Transfer Notice that such Participating Shareholder desires to Transfer to the proposed Section 3.2 Transferee a part of its shares of Capital Stock of the Company (as determined pursuant to the following sentence) on the same terms and conditions set forth in the Transfer Notice. The Tag-Along Notice shall specify the number of shares of such Capital Stock such Participating Shareholder desires to Transfer (the "Tag-Along Amount"); for purposes of making any determination or calculation pursuant to this Section 3.2, but for such purposes only, as of any date of determination or calculation, all of the Capital Stock of the Company held by an Investor Holder shall be deemed to have been fully converted, exercised or exchanged, to the extent applicable, as of such date of determination or calculation. The maximum number of shares of such Capital Stock that each such Participating Shareholder separately shall be entitled to Transfer hereunder shall be determined by multiplying the number of shares of such Capital Stock held by such Participating Shareholder at the time of the Transfer Notice by a fraction, the numerator of which is the number of shares of Common Stock proposed to be Transferred to the Section 3.2 Transferee by the Section 3.2 Transferor and the denominator of which is the number of shares of Common Stock then owned by the
Section 3.2 Transferor. If no Prospective Participating Shareholder provides the
Section 3.2 Transferor with a Tag-Along Notice within the period specified above, the Section 3.2 Transferor shall be free to sell all or a portion of such Common Stock to the Section 3.2 Transferee in the amount and on the same terms and conditions set forth in the Transfer Notice, subject to paragraph (h) below. If there is any Participating Shareholder(s), the Section 3.2 Transferor may not effect such Transfer unless the Section 3.2 Transferee shall have purchased the Tag-Along Amount or the Reduced Tag-Along Amount (as defined below) from each such Participating Shareholder on the same terms and conditions set forth in the Transfer Notice.

                  (c) If the sum (the "Aggregate Shares Offered") of (i) the number of shares of Common Stock proposed to be Transferred to the Section 3.2 Transferee by the Section 3.2 Transferor and (ii) the aggregate Tag-Along Amounts for all Participating Shareholders exceeds the number of shares of Common Stock that such Section 3.2 Transferee is willing to purchase, then each such Participating Shareholder shall be obligated to Transfer a number of shares of Common Stock or its equivalent (the "Reduced Tag-Along Amount") equal to the product of the number of shares of Common Stock which the Section 3.2 Transferee is willing to purchase and a fraction, the numerator of which is the Tag-Along Amount with respect to such Person and the denominator of which is the Aggregate Shares Offered, and the Section 3.2 Transferor shall be obligated to Transfer a number of shares of Common Stock equal to the number of shares of

Common Stock which the Section 3.2 Transferee is willing to purchase minus the Reduced Tag-Along Amount or Reduced Tag-Along Amounts for all Participating Shareholders.

                  (d) Any indemnity provided by a Participating Shareholder to the Section 3.2 Transferee in a purchase agreement relating to such Transfer will only relate to the shares of Capital Stock Transferred by it. Any indemnity provided to the Section 3.2 Transferee by the Section 3.2 Transferor will only relate to the shares of Common Stock Transferred by it.

                  (e) The Section 3.2 Transferor and the Participating Shareholders whose shares of Capital Stock are Transferred pursuant to this
Section 3.2 shall be required to bear their pro rata share, based on the number of shares of Capital Stock included in such Transfer, of the expenses of the transaction including, without limitation, legal, accounting and investment banking fees and expenses.

                  (f) The Company shall, upon request by any Participating Shareholder, issue to such Participating Shareholder one or more stock certificates registered in the names and in the denominations (aggregating in a number equal to the original denomination) requested by such Participating Shareholder, to facilitate any partial sale of shares of any Capital Stock pursuant to this Section 3.2.

                  (g) To the extent that any prospective Section 3.2 Transferee is unwilling or otherwise refuses to purchase Capital Stock from any Participating Shareholder, the Section 3.2 Transferor shall not Transfer to such prospective Section 3.2 Transferee any Common Stock, unless and until, simultaneously with such Transfer, the Section 3.2 Transferor shall purchase such Capital Stock from such Participating Shareholder on the same terms and conditions specified in the Transfer Notice.

                  (h) Subject to the rights of each Prospective Participating Shareholder, if it has so elected, to participate in the Transfer of Common Stock as provided in this Section 3.2, the Section 3.2 Transferor may, not later than sixty (60) days following delivery to the Prospective Participating Shareholders of the Transfer Notice, conclude a Transfer of Common Stock covered by the Transfer Notice on the terms and conditions described in the Transfer Notice. Any proposed Transfer on terms and conditions more favorable to the
Section 3.2 Transferee than those described in the Transfer Notice, as well as any proposed Transfer of any Common Stock by the Section 3.2 Transferor more than sixty (60) days following delivery to the Prospective Participating Shareholders of the Transfer Notice, shall again be subject to the tag-along rights of the Prospective Participating Shareholders and shall require compliance by the prospective Section 3.2 Transferor with the procedures described in this Section 3.2.

                  (i) The exercise or non-exercise of the rights of any Prospective Participating Shareholder under this Section 3.2 to participate in one or more Transfers of Common Stock shall not adversely affect its right to participate in subsequent Transfers of Common Stock pursuant to this Section 3.2.

                  (j) The provisions of this Section 3.2 shall be subject in all respects to the provisions of Section 3.1 hereof (except as otherwise set forth herein).

                  (k) This Section 3.2 shall remain in effect only so long as at least 250,000 shares of Series A Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and like occurrences).

                  3   NO ISSUANCE OF CAPITAL STOCK. For the period beginning on
the Effective Date and ending nine (9) months thereafter, the Company shall not issue or Transfer any of its Capital Stock without the Investor's prior written consent, except for the issuance by the Company of shares of Common Stock (or, in the case of clause (i) below, options to purchase Common Stock) in connection with (i) the Stock Option Issuance (provided that during such nine (9)-month period, such issuances shall not exceed options to purchase up to 225,000 shares of Common Stock and the issuance of Common Stock upon the exercise of such options and provided, further, that no such options or shares of Common Stock may be issued by the Company prior to January 1, 1997), (ii) the conversion of the Series A Preferred Stock or the exercise of the Warrants or (iii) the exercise of warrants or options that are outstanding as of the Effective Date and which are specified in Section 3.2 of the Purchase Agreement.

                  4   PARTICIPATION RIGHT ON NEW SECURITIES. During the
Restricted Period, the Company hereby grants to each of the Investor Holders (collectively, the "Eligible Holders") the right of first refusal to purchase a pro rata share of New Securities (as defined below) that the Company may, from time to time, propose to sell and issue (the "Participation Right"). Each Eligible Holder's pro rata share, for purposes of this Participation Right, is the ratio of (X) the number of shares of Common Stock then owned by such Eligible Holder to (Y) the total number of shares of Common Stock of the Company outstanding immediately prior to the issuance of the New Securities, assuming, in each case but for purposes of this Section 3.4 only, full conversion of all shares of then outstanding Series A Preferred Stock and full exercise of all then outstanding Warrants and other rights, options and warrants to purchase or acquire Common Stock. This Participation Right shall be subject to the following provisions:

                           (a)      "New Securities" shall mean any offering by
the Company of any Capital Stock of the Company, whether now authorized or not; provided, however, that "New Securities" does not include (i) Common Stock issued pursuant to the Stock Option Issuance; (ii) Common Stock issuable upon conversion of the Series A Preferred Stock or upon exercise of the Warrants;
(iii) Capital Stock issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization, whereby the Company owns more than 50% of the voting power of such corporation; and (iv) Common Stock issuable upon the exercise of warrants or options that are outstanding as of the Effective Date and which are specified in Section 3.2 of the Purchase Agreement.

                           (b)      In the event that the Company proposes to
undertake an issuance of New Securities, it shall give each Eligible Holder written notice of its intention, describing the type of New Securities, the price and the general terms and conditions upon which the Company proposes to issue the same. Each Eligible Holder shall have twenty (20) business days from the date of receipt of any such notice to agree to purchase its pro rata share of such New Securities for the price and upon the general terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

                           (c)      In the event that the Eligible Holders fail
to exercise in full the Participation Right within said twenty (20) business day period, the Company shall have sixty (60) days thereafter to sell the New Securities respecting which the Eligible Holders' Participation Rights were not exercised at a price and upon terms and conditions no more favorable to the purchasers thereof than specified in the Company's notice. In the event the Company has not sold the New Securities within said sixty (60) day period, the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Eligible Holders in the manner provided above.

                           (d)      This Section 3.4 shall not limit in any
respect the obligations of the Company under Section 3.3.




                           (e)      This Section 3.4 shall remain in effect only
so long as at least 250,000 shares of Series A Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and like occurrences).

                  5   LEGENDS ON STOCK. Each Capital Stock certificate of the
Company held by an Existing Shareholder or any Transferee of an Existing Shareholder shall bear the following legend on the face thereof:

                  "THIS CERTIFICATE IS ISSUED SUBJECT TO THE PROVISIONS OF A SHAREHOLDERS AGREEMENT DATED AS OF DECEMBER 20, 1996, AND NEITHER THIS CERTIFICATE NOR THE SHARES REPRESENTED BY IT ARE ASSIGNABLE OR OTHERWISE TRANSFERABLE, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SAID AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY."

                  "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon completion of a public distribution under a registration statement of the Capital Stock represented thereby) shall also bear such legend unless, in the opinion of counsel for the holder of such Capital Stock (which counsel shall be reasonably satisfactory to the Company), the Capital Stock represented thereby is not, at such time, required by law to bear such legend. The Company agrees that it will not Transfer on its books any certificate for its Capital Stock in violation of the provisions of this Agreement.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                  1        REPRESENTATIONS AND WARRANTIES OF THE EXISTING
SHAREHOLDERS. Each of the Existing Shareholders severally represents and warrants to the Investor, the other Shareholders and the Company that:

                           (a)   Authority.  Each Existing Shareholder has all
requisite power to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and each of the Related Documents to which it is a party have been duly executed and delivered by each Existing Shareholder, have been effectively authorized by all necessary action and constitute the legal, valid and binding obligation of each such Person, enforceable against each such Person in accordance with its terms, except as enforceability may be subject to the application of general equitable principles and to bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally.

                           (b)   Agreements Not in Breach of Other Instruments.
The execution and delivery of this Agreement and the Related Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with (x) any agreement, indenture or other instrument to which any Existing Shareholder is a party or by which it is bound, (y) any judgment, decree, order or award of any court, governmental body, Governmental Authority or arbitrator by which any Existing Shareholder is bound or (z) any Requirement of Law applicable to any Existing Shareholder.

                           (c)  Regulatory Approvals.  There are no consents,
approvals, authorizations or other requirements prescribed by any applicable Requirement of Law that must be obtained or satisfied in connection with the Existing Shareholder's execution, delivery and performance of this Agreement or any of the Related Documents to which it is a party.

                           (d)    No Legal Bar.  Except as set forth on Schedule
4.1(d) hereto, there is no suit, action or proceeding pending or, to each Existing Shareholder's knowledge, threatened against any Existing Shareholder that questions the validity of this Agreement or any of the Related Documents, any of the transactions contemplated hereby or thereby or any action which has been taken by any of the parties in connection herewith or therewith or in connection with any of the transactions contemplated hereby or thereby or that seeks to enjoin the consummation thereof.

                           (e)    No Brokerage Fees.  No broker or finder has
acted for any Existing Shareholder in connection with this Agreement or any of the Related Documents or the transactions contemplated hereby or thereby, and no broker or finder is entitled to any brokerage or finder's fees or other commission in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of any Existing Shareholder.

                           (f)   Capitalization of the Company.  As of the
Effective Date, each of the Existing Shareholders owns all right, title and interest in and to the number of shares of Common Stock and the number of options exercisable for Common Stock, respectively, specified with respect to such individual on Schedule I attached hereto, free and clear of all liens, claims, charges, security interests and other encumbrances, and such shares, as of the Effective Date, represent the percentage ownership of all of the Capital Stock of the Company on a fully diluted basis (assuming, for this purpose only, that all Capital Stock of the Company that is convertible or exercisable into or exchangeable for Common Stock has been so converted, exercised or exchanged in full) as specified with respect to such individual on Schedule I. As of the Effective Date, no shares of Capital Stock of the Company are owned by any Existing Shareholder other than as specified on Schedule I with respect to such Existing Shareholder.

                  2        REPRESENTATIONS AND WARRANTIES OF OTHER SHAREHOLDERS.
Each Shareholder (other than an Existing Shareholder and the Investor) hereby makes the representations and warranties of the Existing Shareholders set forth in Section 4.1(b), (c), (d) and (e) and the representation and warranty set forth below, in each case with respect to itself only, to the Company and each other Shareholder.

                           (a)   Organization and Authority.  To the extent the
Shareholder is a Person other than an individual, it is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and is duly qualified as a foreign company under the laws of each jurisdiction where its conduct of business or the ownership of its assets requires such qualification. To the extent the Shareholder is an individual, it has all requisite power to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Person, has been effectively authorized by all necessary action, and constitutes the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be subject to the application of general equitable principles and to bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally.

                  3   CERTAIN ADDITIONAL REPRESENTATIONS OF THE SHAREHOLDERS.
Each Shareholder represents and warrants to the Company and to each other Shareholder that (i) all Capital Stock of the Company purchased or otherwise acquired by such Shareholder has been or is being acquired by it for its own account for investment, without any intention of Transferring or further distributing the same in violation of the securities laws and (ii) it is fully aware that in agreeing to Transfer or issue such Capital Stock to it the Company or a Shareholder, as applicable, is relying upon the truth and accuracy of this representation and warranty.

                                    ARTICLE V

                            COVENANTS AND AGREEMENTS

                  1        COVENANTS AND AGREEMENTS OF THE COMPANY.

                           1       BOOKS AND ACCOUNTS.  The Company shall, and
shall cause each of its Subsidiaries to: (a) make and keep books, records and accounts, which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets; and (b) devise (if not existing on the Effective Date) and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and in accordance with the Company's past practices or any other criteria applicable to such statements, and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.



                           2        REPORTS; BUDGETS.

                           (a)      The Company shall furnish to each
Shareholder, as soon as practicable and in any event within ninety (90) days after the end of each fiscal year of the Company, a consolidated annual report of the Company and its Subsidiaries, including a consolidated balance sheet as at the end of such fiscal year and consolidated statements of income and retained earnings and changes of cash flows for such fiscal year, together with the related notes thereto, setting forth in each case in comparative form corresponding figures for the preceding fiscal year, all of which shall be correct and complete and shall present fairly the consolidated financial position of the Company and its Subsidiaries and the consolidated results of their operations and changes in their consolidated financial position as of the time and for the period then ended. The consolidated portions of such financial statements shall be accompanied by an unqualified report, in form and substance reasonably satisfactory to the Investor, of independent public accountants of recognized national standing reasonably satisfactory to the Investor, to the effect that such financial statements have been prepared in accordance with GAAP applied on a basis consistent with prior years (except as otherwise permitted under GAAP), and present fairly the consolidated financial position of the Company and its Subsidiaries and the consolidated results of their operations and changes in their consolidated financial position as of the time and for the period then ended. The Company shall, and shall cause each of its Subsidiaries to, conduct its business so that such report of the independent public accountants shall not contain any qualifications as to the scope of the audit or with respect to the Company's or any of its Subsidiaries' compliance with GAAP consistently applied, except for changes in methods of accounting in which such accountants concur.

                           (b)      The Company shall furnish to each
Shareholder, as soon as practicable and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a quarterly report of the Company and its Subsidiaries consisting of an unaudited consolidated balance sheet as at the end of such quarter and an unaudited consolidated statement of income and retained earnings for such quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form corresponding figures for the same period in the prior fiscal year and for the budget for the current fiscal year. All such reports shall be certified by the chief financial officer of the Company to be correct and complete, to present fairly the consolidated financial position of the Company and its Subsidiaries and the consolidated results of their operations and changes in their consolidated financial position as of the time and for the period then ended and to have been prepared in accordance with GAAP consistently applied.

                          (c)       The Company shall furnish to each
Shareholder, as soon as practicable and in any event within thirty (30) days after the end of each calendar month, commencing with the month of December 1996, a monthly report of the Company and its Subsidiaries in such form and containing such information as the Company and the Investor shall mutually agree promptly following the Effective Date.

                           (d)      The Company shall furnish to each
Shareholder, as soon as practicable and in any event within fifteen (15) days after delivery of such Shareholder's request, such additional reports as such Shareholder may reasonably request with respect to such matters and in such form and detail as is reasonably satisfactory to such Shareholder. All such reports shall be certified by the chief financial officer of the Company, which certification shall be in form and substance satisfactory to such Shareholder.

                           (e)      The Company shall furnish to each
Shareholder, as soon as practicable and in any event within ninety (90) days after the end of each fiscal year of the Company, an annual operating budget for the Company and each of its Subsidiaries for the succeeding fiscal year, containing, among other things, budgeted statements of profit and loss for each month of such fiscal year. Promptly upon preparation thereof, the Company shall furnish to each Shareholder any other budgets that the Company may prepare and any revisions of such previously furnished budgets. Each budget or material revision thereof furnished to the Shareholders pursuant to this Section 5.1.2(e) shall have been previously submitted to and approved by the Board of Directors of the Company.

                           3        OTHER REPORTS AND INSPECTION.  The Company
shall furnish to each Shareholder (a) as soon as practicable after issuance, copies of any financial statements or reports prepared by the Company or its Subsidiaries for, or otherwise furnished to, its shareholders or the Securities and Exchange Commission and (b) promptly such other documents, reports and financial data as such Shareholder may reasonably request. In addition, the Company shall, upon reasonable prior notice, make available during regular business hours to each Shareholder or its representatives or designees (x) all assets, properties and business records of the Company and its Subsidiaries for inspection and/or copying and (y) the directors, officers and employees of the

Company and its Subsidiaries for interviews concerning the business, affairs and finances of the Company and its Subsidiaries.

                           4        MATERIAL CHANGES.  The Company shall
promptly notify each Shareholder of any material adverse change in the business, properties, assets, prospects or condition, financial or otherwise, of the Company or any of its Subsidiaries, or any other material adverse event or circumstance affecting the Company or any of its Subsidiaries, and of any material litigation or material governmental proceeding pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries or against any director, officer, employee, consultant or Affiliate of the Company or any of its Subsidiaries.

                           5        CORPORATE EXISTENCE, LICENSES AND PERMITS;
MAINTENANCE OF PROPERTIES. The Company shall, and shall cause each of its Subsidiaries to, at all times conduct its business in the ordinary course and cause to be done all things necessary to maintain, preserve and renew its existence and shall preserve and keep in full force and effect, and shall cause each of its Subsidiaries to preserve and keep in full force and effect, all licenses, permits and authorizations necessary or advisable to the conduct of its and their respective businesses. The Company shall maintain and keep, and shall cause each of its Subsidiaries to maintain and keep, its and their respective properties in good repair, working order and condition, and from time to time, to make all needful and proper repairs, renewals and replacements, so that the business carried on in connection therewith may be properly conducted at all times.
                           6        COMPLIANCE WITH OBLIGATIONS AND LAWS.  The
Company shall, and shall cause each of its Subsidiaries to, comply with (a) all material obligations which it or its Subsidiaries are subject to, or become subject to, pursuant to any contract or agreement, whether oral or written, as such obligations are required to be observed or performed, unless and to the extent that the same are being contested in good faith and by appropriate proceedings diligently prosecuted and the Company and its Subsidiaries have set aside on their books adequate reserves with respect thereto and (b) all applicable laws, statutes, rules, regulations, orders, demands and requests of all Governmental Authorities, including, without limitation, all Environmental Laws (as defined in the Purchase Agreement).

                           7        AMENDMENTS TO ORGANIZATIONAL DOCUMENTS.
None of the Company and its Subsidiaries will amend its certificate of incorporation or by-laws so as to adversely affect the rights of the Investor under this Agreement, the Certificate of Incorporation, the by-laws of the Company or the Related Documents.

                           8        TAXES AND LIENS.  The Company shall, and
shall cause each of its Subsidiaries to, file all applicable tax returns in a timely manner. The Company shall duly pay and discharge, and shall cause each of its Subsidiaries to duly pay and discharge, when payable, all taxes, assessments and governmental charges imposed upon or against the Company or its Subsidiaries or their respective properties, or any part thereof or upon the income or profits therefrom, in each case before the same become delinquent and before penalties accrue thereon, as well as all claims for labor, materials or supplies which if unpaid might by law or statute become a lien, claim, charge or encumbrance upon any of its property or any property of any of its Subsidiaries, unless and to the extent that the same are being contested in good faith and by appropriate proceedings diligently prosecuted and the Company and its Subsidiaries have set aside on their books adequate reserves with respect thereto.

                           9       RESTRICTIVE AGREEMENT.   From and after the
Effective Date, neither the Company nor any of its Subsidiaries will be a party to any agreement, instrument or understanding which by its terms would restrict the Company's performance of its obligations pursuant to this Agreement, the Certificate of Incorporation or any of the Related Documents.

                           10      SERIES A PREFERRED STOCK AND WARRANTS AND
RELATED MATTERS.

                           (a)  The Company agrees that all shares of Common
Stock that may be issued upon conversion of the Series A Preferred Stock or upon exercise of the Warrants will, upon issuance, be duly and validly authorized and issued, fully paid and nonassessable, and free and clear from all rights, taxes, liens, claims, charges and encumbrances.

                           (b)      The Company shall pay when due and payable
any and all federal, state, local, transfer, documentary, stamp and other taxes or charges, if any, attributable to the initial issuance or delivery of any shares of Common Stock or certificates therefor issuable upon conversion of the Series A Preferred Stock or upon exercise of the Warrants, other than any taxes measured or based upon the net income of any Person other than the Company.

                           (c)      The Company shall at all times have
authorized and reserved, free from preemptive or other rights or claims, a sufficient number of shares of Common Stock to provide for the conversion of the Series A Preferred Stock and the exercise of the Warrants. The Company further agrees that if any shares of its Capital Stock to be reserved for the purpose of the issuance of shares upon the conversion of the Series A Preferred Stock or upon exercise of the Warrants require registration with or approval of any Governmental Authority under any applicable law before such shares may be validly issued or delivered upon conversion or exercise, then the Company shall in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.

                           (d)      The Company shall comply in all respects
with its Certificate of Incorporation and by-laws, including, without limitation, Article Fourth, Section 7(e) of the Certificate of Incorporation.

                           (e)      So long as the Common Stock issuable upon
the conversion of the Series A Preferred Stock may be listed on any national securities exchange or eligible for trading on NASDAQ (or any other quotation system operated by a national securities association), the Company covenants and agrees that it shall take all such action as may be necessary to cause all shares reserved for such issuance to be listed as expeditiously as reasonably possible on such exchange or to be made so eligible as expeditiously as possible upon official notice of issuance upon such exercise.

                  2        COVENANTS AND AGREEMENTS OF THE EXISTING
SHAREHOLDERS.

                           (a)      For the period beginning on the Effective
Date and ending five (5) years thereafter (the "Term"), the Existing Shareholders and their respective Affiliates shall not, directly or indirectly, own, manage, operate, join or Control or participate (or serve as a consultant or in a similar position) in the ownership, management, operation or Control of, any business, entity, firm, partnership, corporation or other Person, whether private, governmental or quasi-governmental, other than the Company or any of its Subsidiaries, which is engaged, directly or indirectly, anywhere in North America and/or Europe, in the business of developing, manufacturing, marketing, selling and/or distributing breath alcohol ignition interlock devices and related products.

                           (b)      During the Term, the Existing Shareholders
and their respective Affiliates shall refrain from, directly, indirectly or as an agent on behalf of or in conjunction with any Person, soliciting (i) or encouraging any employee of the Company or any of its Subsidiaries who is employed in an executive, managerial, administrative, technical or professional capacity or who possesses Confidential Material to leave the employment of the Company or such Subsidiary or (ii) any customer of the Company or any of its Subsidiaries on behalf of any Person other than the Company or any such Subsidiary.

                           (c)      Each of the Existing Shareholders has had,
and may be expected in the future to have, access to Confidential Material. All such Confidential Material is considered secret and has been and/or will be disclosed to each such Existing Shareholder in confidence, and each Existing Shareholder acknowledges that, as a consequence of his employment and position with the Company, he has had access to and became acquainted with Confidential Material. Except in the performance of his duties as a director, officer or consultant of the Company, each Existing Shareholder shall not, during the Term and at all times thereafter, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to or containing Confidential Material, which any such Existing Shareholder has prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain the Company's sole and exclusive property and shall be included in the Confidential Material. Whenever requested by the Company, each Existing Shareholder shall promptly deliver to the Company any and all of the Confidential Material and copies thereof, not previously delivered to the Company, that may be in the possession or under the control of such Existing Shareholder. The foregoing restrictions shall not apply to the use, divulgence, disclosure or grant of access to Confidential Material to the extent, but only to the extent, (i) such Confidential Material has been publicly disclosed (not due to a breach by such Existing Shareholder of his obligations hereunder or by breach of any other Person of a fiduciary or confidential obligation to the Company) or (ii) such Existing Shareholder is required to disclose Confidential Material by or to any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction, provided that such Existing Shareholder shall, prior to any such disclosure, immediately notify the Company of such requirement and provided, further, that the Company shall have the right, at its expense, to object to such disclosures and to seek confidential treatment of any Confidential Material to be so disclosed on such terms as it shall determine.

                           (d)      In the case of each registration of any
underwritten primary offering initiated by the Company (other than any registration by the Company on Form S-4 or Form S-8 (or any successor or substantially similar form), or the registration of (A) an employee stock option, stock purchase or compensation plan or of securities issued or issuable pursuant to any such plan or (B) a dividend reinvestment plan) or any underwritten secondary offering initiated at the request of any other Person (including, without limitation, any demand registration initiated by the Investor or an Other Approved Holder (as defined in the Registration Rights Agreement) under the Registration Rights Agreement or otherwise, whether or not shares of Capital Stock of the Company will be included by the Company in any such offering), each Existing Shareholder severally agrees, if and to the extent requested in writing by the managing underwriter or underwriters administering such offering as promptly as reasonably practicable prior to the commencement of the ten (10)-day period referred to below, not to effect any public Transfer of any Capital Stock of the Company except as part of such underwritten registration, during the period beginning ten (10) days prior to the effective date of the applicable registration statement relating to such underwritten offering and ending on the earlier of (i) ninety (90) days after such effective date and (ii) the date such Transfer is permitted by such managing underwriter or underwriters. The provisions of this paragraph (b) shall (x) be in addition to, and shall not in any way limit the application of, any other provision of this Agreement and (y) remain in full force and effect for so long as the Registration Rights Agreement is in effect, notwithstanding the earlier termination or expiration of this Agreement.

                  3        TERMINATION OF CURRENT SHAREHOLDERS' AGREEMENTS.
Each of the Existing Shareholders and the Company agree that all existing shareholders' agreements among or between such parties or any of them in relation to the Company and/or its Capital Stock are hereby terminated and superseded and replaced by this Agreement.

                  4        WAIVERS BY THE INVESTOR. The parties hereto agree
that the Investor may from time to time in its sole discretion waive any or all of its rights, privileges or remedies hereunder with respect to any Person or Persons, subject to Section 7.2 hereof.


                                   ARTICLE VI

                        EFFECTIVE DATE; TERM; TERMINATION

                  1        EFFECTIVE DATE.  This Agreement shall become
effective on the Effective Date.

                  2        TERM.  The obligations of each party hereunder shall
remain binding upon such party until such time as:

                  (a) this Agreement has terminated pursuant to Section 6.3 hereof; or

                  (b) such party has Transferred all of its Capital Stock in the Company in accordance with the terms of this Agreement and the by-laws of the Company and is in compliance with its obligations under this Agreement.

                  3   TERMINATION. Except as otherwise expressly provided
herein, this Agreement shall terminate and all rights and obligations hereunder shall cease, upon the first to occur of any of the following events:

                           (i) the date that is ten (10) years after the Effective Date; or

                           (ii)     the voluntary dissolution of the Company; or

                           (iii) the written agreement of each of the parties hereto to such termination; or

                           (iv) (x) there ceases to be at least 250,000 shares of Series A Preferred Stock outstanding (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) and (y) the Investor ceases to own at least 166,666 shares of Common Stock (assuming, for this purpose only, that all Capital Stock of the Company owned by the Investor that is convertible or exercisable into or exchangeable for Common Stock has been so converted, exercised or exchanged by the Investor in full and as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and like occurrences).



                                   ARTICLE VII

                                  MISCELLANEOUS

                  1   ENTIRE AGREEMENT. This Agreement, together with the other
agreements, instruments and documents expressly referred to herein, constitute the entire agreement of the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings with respect thereto, whether written or oral.

                  2   NO WAIVER; MODIFICATIONS IN WRITING. No failure or delay
by a party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise. No waiver of or consent to any departure by a party from any provision of this

Agreement shall be effective unless signed in writing by the parties entitled to the benefit thereof. No amendment, modification or termination of any provision of this Agreement shall be effective unless signed in writing by all parties. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

                  3   NOTICES. All notices, demands and other communications
provided for hereunder shall be in writing, shall be given by registered or certified mail, return receipt requested, telegram, telecopy, courier service or personal delivery, addressed

                  (i) to the Company or any Existing Shareholder as follows:

                           Alcohol Sensors International, Ltd.
                           11 Oval Drive
                           Islandia, New York 11772
                           Attention:  Robert B. Whitney, President
                           Telecopy:  (516) 342-1550

                           with a copy to:

                           Berger & Paul
                           630 Third Avenue
                           New York, New York 10017
                           Attention:  Harold W. Paul
                           Telecopy:  (212) 661-7060



                  (ii)     to the Investor as follows:

                           American International Insurance Company
                           505 Carr Road
                           Wilmington, Delaware 19809
                           Attention:  Ernest Hanson
                           Telecopy:  (302) 762-7451

                           with copies to:

                           American International Group, Inc.
                           70 Pine Street
                           New York, New York 10270
                           Attention:  Florence A. Davis
                           Telecopy:  (212) 785-1584

                           Kramer, Levin, Naftalis & Frankel
                           919 Third Avenue
                           New York, New York 10022
                           Attention: Paul S. Pearlman
                           Telecopy:  (212) 715-8000

                  (iii) to any other Shareholder as specified by such Person in writing to each party hereto,

or to such other address as any party shall designate in writing, and shall be deemed given when received.

                  4   EXECUTION IN COUNTERPARTS. This Agreement may be executed
in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

                  5   BINDING EFFECT; ASSIGNMENT. The rights and obligations of
the parties under this Agreement may not be assigned or otherwise transferred to any other Person, except (i) with the prior written consent of the other parties hereto and (ii) in connection with a Transfer of Capital Stock of the Company by a Shareholder made in compliance with all of the provisions of this Agreement. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors, permitted assigns, heirs and personal representatives. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and personal representatives.

                  6   GOVERNING LAW. This Agreement shall be deemed to be a
contract made under and shall be governed by and construed in accordance with the internal laws of the State of New York without reference to the principles of conflict of laws.

                  7   CONSENT TO JURISDICTION AND SERVICE OF PROCESS. Any suit,
action or proceeding arising out of or relating to this Agreement, the Related Documents or the transactions contemplated hereby or thereby may be instituted in any Federal court situated in the State of New York or any state court of the State of New York in each case, in the Borough of Manhattan, City of New York, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement, the Related Documents or the subject matter hereof or thereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such suit, action or proceeding. Any and all service of process and any other notice in any such suit, action or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage fully prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

                  8   FURTHER ASSURANCES. Each of the parties hereto shall
execute and deliver such documents, instruments and agreements and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement, the Related Documents and the transactions contemplated hereby and thereby, and each of the parties hereto shall cooperate with each other in connection with the foregoing.

                  9   SPECIFIC PERFORMANCE. The parties acknowledge that
irreparable damage would occur to the Investor in the event that any of the provisions of this Agreement or any of the Related Documents were not performed by the other parties hereto in accordance with their specific terms or were otherwise breached by such other parties and that money damages would not provide an adequate remedy to the Investor. It is accordingly agreed that the Investor shall be entitled to an injunction and other equitable remedies to prevent breaches by the other parties hereto of this Agreement and the Related Documents, and to enforce specifically the terms and provisions hereof or thereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which the Investor may be entitled at law or in equity.

                  10   SEVERABILITY OF PROVISIONS. Any provision of this
Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. If any provision in Section 5.2 hereof is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in Section 5.2 hereof, then that invalid or unenforceable covenant contained in Section 5.2 hereof shall be deemed eliminated from this Agreement to the extent necessary to permit the remaining separate covenants hereof to be enforced. In the event that any court determines that the time period or the area, or both, are unreasonable and that any of the covenants in Section 5.2 hereof is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them enforceable.

                  11   HEADINGS. The Article and Section headings used or
contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

                  12   COSTS AND EXPENSES. The respective parties hereto shall
pay all costs and expenses that each respectively incurs with respect to the negotiation, execution and delivery of this Agreement and the Related Documents.

                  13   WAIVER OF JURY TRIAL. The parties hereto hereby
irrevocably waive all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the Related Documents or the transactions contemplated hereby or thereby.

                  14   PUBLICITY. The parties agree that no public release or
announcement concerning this Agreement or any of the Related Documents or the transactions contemplated hereby or thereby shall be made without advance review and approval by the Company and the Investor, except as otherwise required by applicable law.

                  15   NATURE OF AGREEMENTS. The covenants and agreements of the
parties in this Agreement are several and not joint covenants and agreements, unless otherwise expressly specified herein.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or caused this Agreement to be duly executed by their respective officers or representatives thereunto duly authorized as of the day and year first written above.


                                 /s/ Robert B. Whitney
                                 -----------------------------------------
                                 ROBERT B. WHITNEY


                                 /s/ Steven A. Martello
                                 -----------------------------------------
                                 STEVEN A. MARTELLO


                                 /s/ John T. Ruocco
                                 -----------------------------------------
                                 JOHN T. RUOCCO


                                 /s/ Michael A. Sylvester
                                 -----------------------------------------
                                 MICHAEL A. SYLVESTER


                                 /s/ Joseph M. Lively
                                 -----------------------------------------
                                 JOSEPH M. LIVELY


                                 AMERICAN INTERNATIONAL INSURANCE
                                 COMPANY


                                 By: /s/ Edward E. Matthews
                                 -----------------------------------------
                                 Name:  Edward E. Matthews
                                 Title: Senior Vice President & Director


                                 ALCOHOL SENSORS INTERNATIONAL, LTD.

                                 By: /s/ Robert B. Whitney
                                 -----------------------------------------
                                 Name:  Robert B. Whitney
                                 Title: President & CEO

                                   SCHEDULE I

                             SHAREHOLDERS' OWNERSHIP
                                OF CAPITAL STOCK



                                                                                              Percentage
                                                              No. of Shares of             Ownership of All
                                                                  Options                  of the Company's
                                     No. of Shares            Exercisable for                Capital Stock
                                      of Common                 Common Stock                  (on a Fully
Name of Shareholder                  Stock Owned                   Owned                     Diluted Basis)
-------------------                  -----------                   -----                     --------------
Robert B. Whitney                      646,082                                                    5.31%

Steven A. Martello                     150,000                                                    1.23%

John T. Ruocco                         646,082                                                    5.31%

Michael A. Sylvester                   646,082                                                    5.31%

Joseph M. Lively                          0                       140,000                         1.15%

Ariel Enterprises                      180,000                    100,000                         2.30%

Exhibit A:        Certificate of Incorporation of the Company

Schedule 4.1(d):  Certain Legal Matters